Exhibit 99.1

MARKET DATA

The data included in this offering memorandum regarding markets and ranking, including the size of certain markets and our position and the position of our competitors within these markets, are based on independent industry publications, other publicly available information and our own estimates. Our estimates are based on information obtained from our customers, distributors, suppliers, trade and business organizations and other contacts in the markets in which we operate and our management’s knowledge and experience. We believe these estimates to be accurate as of the date of this offering memorandum. However, this information may prove to be inaccurate because of the methods by which we obtained some of the data for our estimates or because this information cannot always be verified with complete certainty due to the limits on availability and reliability of raw data, the voluntary nature of the data gathering process and other limitations and uncertainties inherent in a survey of market size. In addition, although we believe that the independent industry publications and other publicly available information are reliable, we have not independently verified and do not guarantee the accuracy or completeness of this information.

DISCLOSURE REGARDING FORWARD-LOOKING STATEMENTS

This offering memorandum, and the documents incorporated by reference into this offering memorandum, contain forward-looking statements within the meaning of Section 27A of the Securities Act and Section 21E of the Exchange Act. These statements are subject to certain risks and uncertainties that could cause actual results to differ materially from those included in the forward-looking statements. The words “believe,” “expect,” “plan,” “intend,” “estimate” or “anticipate” and similar expressions, as well as future or conditional verbs such as “will,” “should,” “would,” and “could,” often identify forward-looking statements. Actual results could differ materially from those projected or suggested in any forward-looking statements as a result of a variety of factors and conditions which include, but are not limited to:

•	our ability, following our emergence from bankruptcy, to successfully implement all of the post-emergence aspects of our plan of reorganization;

•	our ability to reduce our overall leveraged position;

•	the potential adverse impact of our Chapter 11 filing on our operations, management and employees, and the risks associated with operating businesses under Chapter 11 protection;

•	our ability to comply with the terms of our financing facilities or to increase, extend or refinance the facilities;

•	customer and vendor response to our Chapter 11 proceeding;

•	general economic, business and market conditions;

•	currency fluctuations;

•	interest rate fluctuations;

•	price increases or shortages of raw materials and energy;

•	disruption of operations;

•	exposure to product liability and other litigation, environmental remediation obligations and other environmental liabilities;

•	lower prices for our products or a decline in our market share due to competition or price pressure by customers;

•	ability to implement cost reduction initiatives in a timely manner;

•	ability to divest existing businesses;

•	efficacy of new technology and facilities;

•	limited access to capital resources;

•	changes in U.S. and foreign laws and regulations;

•	geopolitical instability; and

•	changes in pension and other post-retirement benefit plan assumptions.

The information contained, or incorporated by reference into, in this offering memorandum, including the information provided under the heading “Risk Factors,” identifies additional factors that could affect our operating results and performance. We urge you to carefully consider those factors.

Our forward-looking statements are expressly qualified in their entirety by this cautionary statement. Our forward-looking statements are only made as of the date of this offering memorandum and, except for ongoing obligations to disclose material information under the federal securities laws, we undertake no obligation to update these forward-looking statements to reflect new information, subsequent events or otherwise.

SUMMARY

This summary highlights information about us and the offering contained elsewhere in, or incorporated by reference into, this offering memorandum. It is not complete and may not contain all the information that may be important to you. You should carefully read the entire offering memorandum, as well as the information incorporated by reference, before making an investment decision, especially the information presented under the heading “Risk Factors,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and the consolidated financial statements presented elsewhere in this offering memorandum. In this offering memorandum, except as otherwise indicated or as the context otherwise requires, “Solutia,” “the Company,” “we,” “our” and “us” refer to Solutia Inc., a Delaware corporation. In the discussion of our business in this offering memorandum, “we,” “our” and “us” also refer to our subsidiaries.

Segment Overview

We report our business in two segments: Performance Products and Integrated Nylon. Our Performance Products segment is composed of four product lines: Saflex®, CPFilms, Flexsys and Specialty Products. Integrated Nylon is composed of Nylon 6,6 and Intermediate Chemicals.

Performance Products

Performance Products segment is comprised of the following product lines which are generally managed, based on the markets into which these products are sold.

•	Saflex® — Solutia is the world’s largest manufacturer of polyvinyl butyral (PVB) interlayers marketed under the Saflex® brand name. Our Saflex® plastic interlayers are used for laminated safety glass, primarily used in automotive and architectural applications. We market our plastic interlayers to automotive glass laminators for use primarily in automobile windshields and to some degree in side, rear and roof windows of vehicles. Approximately 45% of our sales to the automotive sector are for aftermarket replacement windows. We also market Saflex® plastic interlayers to the growing architectural markets. With growing architectural use of glass in commercial buildings, we expect PVB demand for architectural applications to exceed use in automotive applications in the coming years, providing even greater diversification and stability to our business. Our European Saflex® operations are particularly well positioned to capture future growth in the architectural market. Saflex® sales in the U.S. residential architectural market are not significant.

•	CPFilms — CPFilms is the world’s largest manufacturer of custom-coated window films for aftermarket automotive and architectural applications. Our Llumar®, Vista®, and Gila® brands of window films are used primarily for aftermarket automotive and architectural applications. Llumar® is marketed to the professional aftermarket, and Gila® is marketed to the do-it-yourself customer. Vista® window films are marketed solely for professional architectural applications.

•	Flexsys — Flexsys is a global leader in high quality chemicals for the rubber industry. These chemicals help cure and protect rubber, increase durability and fatigue life, control color, and provide heat resistance. Our products are an important part of rubber products used in automobiles, aircraft, and truck tires, as well as in belts, hoses, and footwear. Under our Crystex® trade name, Solutia is the world’s leading supplier of insoluble sulfur vulcanizing agents.

•	Specialty Products & Other — Specialty Products is a portfolio of businesses that are characterized by market leadership positions, high margins and consistent cash flows. Our Therminol® heat transfer fluids are used in systems that provide for indirect heating or cooling of industrial and chemical processes. Our Skydrol® brand aviation hydraulic fluids are leading products supplied across the aviation industry. In addition, we manufacture plastic products including entrance matting and automotive spray suppression systems.

For the pro forma twelve month period ending September 30, 2007, Performance Products generated revenues of $1,760 million and Adjusted EBITDA of $334 million. For a description of pro forma adjustments and a reconciliation of Performance Products Adjusted EBITDA to Performance Products segment profit, see information presented under the caption “— Summary Financial Data.”

Integrated Nylon

Integrated Nylon segment is comprised of an integrated family of nylon products.

•	Nylon 6,6 — Solutia is one of the world’s few fully integrated producers of nylon 6,6. Our Vydyne® and Ascend® nylon polymers are sold to the engineered thermoplastic, apparel, textile and industrial fiber industries. Our nylon fibers are sold for carpet and industrial uses. Carpet fibers are sold under the Wear-Dated® brand for residential carpet and the Ultron® brand for commercial carpet, as well as under private labels. Over the past 4 years, we have converted 200 million pounds or 29% of our nylon capacity to manufacture nylon resins that target higher growth applications and markets for engineering thermoplastics. We expect to convert an additional 150 million pounds or 22% of capacity by early 2008.

•	Intermediate Chemicals — Our chemical intermediates, including adipic acid, hexamethylenediamine and acrylonitrile, are used internally as feedstock for resins and fiber production and are also sold on the merchant market for use in nylon, ABS plastic, acrylic fibers, synthetic resins, synthetic lubricants, polyurethanes, paper chemicals and plasticizers. Our large scale, capital-intensive operations, and the degree to which they are integrated, allows us to realize efficiencies and be highly competitive in these merchant markets.

For the pro forma twelve month period ending September 30, 2007, Integrated Nylon generated revenues of $1,858 million and Adjusted EBITDA of $113 million. For a description of pro forma adjustments and a reconciliation of Integrated Nylon Adjusted EBITDA to Integrated Nylon segment profit, see information presented under the caption “— Summary Financial Data.”

Competitive Strengths

Leading Market Positions

We have leading market positions in most of our principal products, representing more than 80% of our sales. We believe our sales positions are as follows:

Polyvinyl Butryl (PVB) Saflex®	#1 Globally
Premium PET Window Films-CPFilms	#1 Globally
Insoluble Sulfur (Crystex®)	#1 Globally
High Temperature Heat Transfer Fluids (Therminol®)	#1 Globally
Flame Resistant Aviation Hydraulic Fluid (Skydrol®)	#1 Globally
Integrated Nylon 6,6 Producer	#2 Globally

Large Scale Global Operations

Our global operations allow us to efficiently serve our customers around the world. Saflex® operates seven manufacturing facilities including the world’s lowest cost PVB plant located in Ghent, Belgium, and has an increasingly global manufacturing presence with new and expanded plants in China and Mexico. Our Nylon business operates a fully integrated nylon 6,6 polymer chip manufacturing facility at Pensacola, Florida, which allows us to efficiently and cost effectively produce nylon polymer chip for both domestic and export markets. Flexsys has a strong global footprint with 15 manufacturing facilities, encompassing North America, South America, Europe and Asia. Specialty Products’ reach is global, supported by manufacturing facilities around the world.

Diverse Business Mix

Our products are primarily marketed to five diverse end markets, including automotive, construction, chemical intermediates, industrial and personal products. Approximately 32% of our revenues are derived from the automotive market, where we serve both original equipment manufacturers (“OEM”) and replacement markets. Construction end-markets account for 27% of our sales. We serve both commercial and residential construction markets. Less than 10% of our total sales are to the U.S. residential real estate market. Chemical intermediates represent 17% of our sales and have a variety of end use products and markets. We also serve industrial and personal products end markets, which represent 13% and 11% of revenues, respectively. In addition to serving a multitude of end markets, our sales are geographically diverse as well. For the pro forma twelve months ended September 30, 2007, the U.S. accounted for 45% of overall Company revenues, while 23% were represented from Asia, 26% from Europe and 6% from other regions.

Revenue by End Market	Revenue by Geographic Region

Businesses Positioned for Growth

Our businesses are well positioned for growth. Saflex® benefits from global growth in the automotive industry due to regulations in all industrialized countries mandating the use of laminated safety glass in all front windshields. The start up of our new China Saflex® PVB interlayer plant in September 2007 positions us to take advantage of the region’s growing automotive market. According to JD Power and Associates, the regional market is forecasted to grow at an annualized rate of 8% over the next decade. Furthermore, our portfolio of innovative products including fire, hurricane, safety and security, acoustic and solar barriers target new and growing architectural markets for laminated safety glass. CPFilms is also positioned for growth in global markets where security and temperature control for both automotive and architectural applications are valued. We continue to target international markets, especially Asia and Brazil. In 2007, we achieved 16% year-over-year growth in window film sales outside of the United States. Our nylon engineering plastics are well positioned in China where engineering thermoplastics are projected to grow at 20% per year through 2010 according to Japan Chemical Week.

Significantly Reduced Liabilities

Since filing for bankruptcy, we have reduced our liabilities by approximately $1.3 billion. Our legacy liabilities have been addressed through our Plan of Reorganization. We have frozen our U.S. qualified pension plan and contributed $295 million to that plan while in Chapter 11 through October 2007 and plan to contribute another $73 million upon exit resulting in 80% funded status upon emergence. Our liability for environmental remediation is now well defined and manageable. Monsanto has agreed to assume financial responsibility, as between itself and Solutia only, for all legacy, non-Solutia owned or operated sites and share financial responsibility with respect to offsite areas in Anniston, Alabama and Sauget, Illinois (excluding the Solutia Anniston and Sauget plants themselves for which Solutia will remain responsible). Additionally, Monsanto will assume financial responsibility for certain tort litigation related to chemicals manufactured before the Solutia Spinoff. Finally, our other post employment benefits (“OPEB”) liabilities have been significantly reduced and capped under the terms of the Retiree Settlement Agreement entered into between us and the Official Committee of Retirees (the “Retiree Settlement”) and will be significantly pre-funded under the terms of the Plan of Reorganization. For a more detailed discussion of Solutia’s legacy liabilities, see “Plan of Reorganization.”

Niche Specialty Businesses Generate Strong Cash Flow

We participate in a number of niche specialty businesses such as insoluble sulfur, heat transfer fluids, and aviation hydraulic fluids. Our leading brands, Crystex®, Therminol® and Skydrol®, contribute further diversification to our portfolio and help strengthen cash flow due to strong margins and minimal capital requirements.

Strong and Experienced Management Team

Our senior management team consists of executives with long-term experience with our company or elsewhere, both within and outside the chemical industry. Our senior executives have an average of over 15 years of experience in the chemical or related process industries. Moreover, our senior management team is supported by business unit managers who have extensive experience within their respective industry segments.

Business Strategy and Financial Objectives

Create Growth Through Global Expansion

We believe that we are well positioned to capitalize on international growth opportunities, especially in emerging markets.

With Saflex®, we intend to expand our global market leading position by adding capacity worldwide across our most profitable segments to meet growing emerging market demand. We recently added a new Saflex® plant in Suzhou, China, and are expanding our Ghent, Belgium Saflex® facilities which will be on-line in 2008. We believe that our global commercial organization, market leading positions, and local market knowledge will enable us to successfully take advantage of future capacity additions.

Our Integrated Nylon segment will continue to concentrate on growth in China, which is expected to continue to be the primary growth driver of worldwide nylon 6,6 demand. To meet this demand, we have continued to add new polymer chip capacity and increase asset utilization.

Our international strategy has been successful. On a pro forma basis, which incorporates the acquisition of Flexsys, our net revenues to customers in China for the twelve month period ended September 30, 2007 was $295 million, up dramatically from $180 million for the same period in 2006. We expect continued success in the future.

Expand High Margin, High Growth Performance Products Businesses

We plan to grow Performance Products through existing product development, new product introductions and prudent capital investments. With Saflex®, we intend to expand our leading market position through our capacity expansions in Suzhou, China and Ghent, Belgium. We expect to aggressively grow the CPFilms business on a global scale, where the market potential is three times greater than North America. Our CPFilms production facilities are poised to capture growth in China, Brazil and other emerging markets. Further, due to its established presence in Asia, we believe that Flexsys is poised to benefit from the shift in tire manufacturing to Asia.

Optimize Integrated Nylon Cash Flow

During the past few years, we have improved Integrated Nylon by exiting unprofitable and strategically disadvantaged businesses, and converting our capacity to make higher-margin products, such as engineered thermoplastics. We intend to continue this conversion, and expect to convert four additional nylon fiber lines to produce higher margin plastics between 2008 and 2010. Much of our converted capacity will serve the Asian import market, which according to Chemical Market Associates, Inc. (“CMAI”), is expected to grow 10% annually through 2010. We have improved our carpet pricing formulas by shifting to raw material based pricing, which reduces our input cost sensitivity. Further, we will improve asset utilization rates to realize greater yields and increased production efficiency. We believe all of these factors will enable us to generate solid cash flow from Integrated Nylon in the future. Cash flow will also benefit from key intermediate sales of adipic acid, adiponitrile and acylonitrile where global markets are tight.

Continue to Improve our Cost Structure and Capital Efficiency

We intend to continue to manage costs and capital efficiently. We expect to allocate growth capital only to high return projects and to efficiently manage working capital by maintaining inventory levels that are consistent with demand levels. For example, in 2008, we intend to add capacity to our Belgian Saflex® plant, which is the lowest cost PVB facility in the world. Our CPFilms production facilities are already integrated, and we further expect to reduce costs by streamlining distribution channels. We also expect Performance Products results to further benefit from the full realization of operating synergies from the Flexsys acquisition, of which more than $10 million have been identified in 2007. Further, we expect improved yields, reduced conversion costs, and savings stemming from our enterprise wide operational excellence initiative. This strategy has already realized over $50 million in cost improvements in 2007, and is expected to yield further savings in manufacturing and logistical areas.

Reduce Leverage Through Strong Cash Flow Generation

We have generated substantial cash flow, excluding reorganization items, legacy items and significant pension funding in 2005 and 2006, over the past few years and believe that we can continue to generate strong cash flows as a result of our competitive strengths and cost improvements via cost-reduction and increased efficiency. We intend to use the strong cash flow to reduce our outstanding indebtedness.

Reorganization Strategy

On December 17, 2003, the Debtors filed for Chapter 11 reorganization with the Bankruptcy Court. Our subsidiaries outside the United States were not included in the Chapter 11 filing. On October 15, 2007, the Debtors filed with the Bankruptcy Court the Plan of Reorganization and the Disclosure Statement. The Bankruptcy Court approved the Disclosure Statement on October 19, 2007. On November 29, 2007, the Bankruptcy Court entered the Confirmation Order. In accordance with the provisions of the Plan of Reorganization and Confirmation Order, the Plan of Reorganization is expected to become effective on or about January 25, 2008.

Solutia filed for bankruptcy in order to restructure its balance sheet by reducing indebtedness to appropriate levels, to streamline operations and reduce costs, and to obtain relief from the negative financial impact of legacy liabilities for litigation, environmental remediation and certain postretirement benefits and liabilities under operating contracts, all of which were assumed by Solutia at the time of the spinoff from Pharmacia (collectively, “Legacy Liabilities”). Prior to our Chapter 11 filing, we were spending more than $100 million per year on account of the Legacy Liabilities which began imposing significant financial burdens on the Company. All these factors, combined with the weakened state of the chemical manufacturing sector, general economic conditions and high, volatile energy and crude oil costs prompted Solutia to file for Chapter 11 protection in December 2003.

As part of our reorganization, our senior leadership team developed and executed a reorganization strategy focused on four principal objectives to address the factors that led to the bankruptcy filing, maximize the value of Solutia’s businesses, and enable Solutia to thrive after emergence from bankruptcy. This reorganization strategy focused on:

•	managing our businesses to enhance financial and operating performance including the utilization of the unique powers of a Chapter 11 debtor-in-possession;

•	making changes to our asset portfolio to focus on high-potential businesses that could consistently deliver returns in excess of their cost of capital;

•	achieving a reallocation of the risk related to Legacy Liabilities; and

•	establishing the appropriate capital structure.

In connection with the reorganization, we have successfully strengthened the overall financial health of our company. This has resulted in a significant reduction of liabilities and an improvement of Adjusted EBITDA from $122 million for the year ended December 31, 2003 to $383 million for the pro forma twelve month period ended September 30, 2007 by:

•	focusing our product portfolio through strategic business acquisitions (Akzo Nobel’s 50% interest in the Flexsys joint venture) and non-core business disposals (50% interest in Astaris joint venture, Pharmaceutical Services Business, Axio Research Corporation and Dequest® Business);

•	closing the nylon acrylic fibers business and converting industrial and carpet fiber assets in Pensacola to manufacture resins and compounds for the higher value nylon 6,6 growing plastics market;

•	renegotiating certain nylon commercial contracts to provide for raw material price pass through;

•	reducing our liability exposure by approximately $1.3 billion by reducing and capping medical and life benefits, freezing domestic pension liabilities, eliminating legacy tort litigation, significantly reducing OPEB liability, and defining our environmental obligations moving forward;

•	contributing over $295 million through October 2007 to our domestic pension plan, with plans to contribute another $73 million at emergence, resulting in an 80% funded domestic pension plan;

•	launching a series of cost reduction initiatives throughout the Company in 2004 that yielded approximately $65 million in savings per year beginning in 2005; and

•	reducing worldwide headcount by 1,250 employees (excluding employees added by the Flexsys acquisition) to streamline operations and eliminate redundancy since filing.

Exit Financing

These Notes are being offered in connection with our emergence from Chapter 11. We will also enter into an exit financing facility, which will consist of: (a) a senior secured asset-based revolving credit facility in the aggregate principal amount of $400 million and (b) a senior secured term loan facility in an aggregate principal amount of $1.2 billion. The senior secured asset-based revolving credit facility and the senior secured term loan facility make up the “senior secured credit facility.” As part of our exit financing, we have commenced a rights offering pursuant to which certain eligible creditors can purchase shares of our new common stock. Certain financial institutions have committed to purchase any unsold shares. We expect $250 million in proceeds therefrom (the “Creditor Rights Offering”). In addition, we are attempting to raise $175 million pursuant to another rights offering whereby eligible stockholders may purchase shares of our new common stock (the “Equity Rights Offering”). We intend to use all of the proceeds, if any, that we receive from the Equity Rights Offering (and any shares of new common stock that are not subscribed for in the Equity Rights Offering) to satisfy the claims of Monsanto. On December 13, 2007, we announced that the Creditor Rights Offering and the Equity Rights Offering were oversubscribed based on non-binding indications of interest.

Recent Developments

On November 29, 2007, the Bankruptcy Court entered the Confirmation Order. In accordance with the provisions of the Plan of Reorganization and Confirmation Order, the Plan of Reorganization is expected to become effective on or about January 25, 2008. For a more detailed discussion of Solutia’s Chapter 11 case, see the section entitled, “Plan of Reorganization.”

* * *

Corporate Information

Our principal executive offices are located at 575 Maryville Centre Drive, P.O. Box 66760, St. Louis, Missouri 63166-6760 and our telephone number at that address is (314) 674-1000. Our principal website is located at http://www.solutia.com. The information on our website is not part of this offering memorandum.

Summary Financial Data

Historical Financial Information

The following table sets forth our summary historical unaudited consolidated financial data as of and for the dates indicated and our summary unaudited pro forma condensed consolidated financial data for the twelve months ended September 30, 2007. We have derived the summary historical consolidated financial data as of December 31, 2005 and 2006 and September 30, 2007 and for each of the three years in the period ended December 31, 2006 and for the nine months ended September 30, 2006 and 2007 from our audited and unaudited consolidated financial statements included elsewhere in this offering memorandum. The summary historical consolidated financial data as of December 31, 2003 and 2004 and September 30, 2006 and for the year ended December 31, 2003 has been derived from our audited and unaudited consolidated financial statements which are not included herein. The unaudited consolidated financial statements have been prepared on the same basis as our audited consolidated financial statements and, in the opinion of management, reflect all adjustments, consisting of normal recurring adjustments, that are necessary for a fair presentation of our financial position, results of operations and cash flows for such periods. Our historical results included below and elsewhere in this offering memorandum are not necessarily indicative of our future performance, and our results for the nine months ended September 30, 2007 are not necessarily indicative of results to be expected for the year ended December 31, 2007. In addition, our historical financial statements will not be comparable to our financial statements following emergence from bankruptcy due to the effects of the consummation of the plan as well as adjustments for fresh-start accounting.

Pro Forma Financial Information

We have derived the summary unaudited pro forma condensed consolidated financial data as of and for the twelve months ended September 30, 2007 in the manner described in “Unaudited Pro Forma Condensed Consolidated Financial Statements.” The unaudited pro forma condensed consolidated financial information below does not purport to be indicative of our future operating results or financial condition and gives effect to the following adjustments:

•	On May 1, 2007, we purchased the remaining 50 percent interest in the Flexsys joint venture, a 50/50 rubber chemicals joint venture between Akzo Nobel and Solutia. The financial data provided for the twelve months ended September 30, 2007 includes the financial results of Flexsys prior to our acquisition of the remaining 50 percent interest from Akzo Nobel on May 1, 2007.

•	The transactions to be consummated in connection with the Plan of Reorganization, including the satisfaction of allowed administrative, secured and general unsecured claims, the reallocation of legacy liabilities relating to litigation, environmental remediation, and certain post-retirement benefits, the elimination of Chapter 11-related reorganization items and the raising of new equity capital through the Creditor Rights Offering upon emergence from bankruptcy.

•	Adjustments made to our consolidated financial statements for fresh-start accounting and the related impact to our income statement. These adjustments were based on an assumed equity value of $1.2 billion before adjusting for fees relating to the Creditor Rights Offering and the Equity Rights Offering.

The pro forma adjustments are based upon available information and certain assumptions that we believe are reasonable; however, these adjustments are subject to change. These adjustments include giving effect to fresh-start accounting adjustments, pursuant to which our reorganizational value will be allocated to the fair value of assets. The valuations used in this document are preliminary in nature. Updates to these valuations are anticipated as the required assets appraisals, liability valuations and the resulting deferred tax liability for these valuations are completed. We anticipate such updates may reflect a significant difference from the valuations used to compile these adjustments. For a description of the assumptions used in preparing our unaudited pro forma condensed consolidated financial statements, see “Unaudited Pro Forma Condensed Consolidated Financial Statements.” The summary unaudited pro forma condensed consolidated financial data are for informational purposes only and do not purport to represent what our results of operations or financial position actually would have been if the above adjustments had occurred and are not necessarily indicative of our results of operations for any future period or our financial position as of any future date. The total debt shown in the summary financial data column below differs from the unaudited pro forma condensed consolidated financial statements presented herein for the reasons described in note (2) below.

The following summary financial data are qualified in their entirety by reference to, and should be read in conjunction with, our historical consolidated financial statements and related notes included elsewhere in this offering memorandum and the information under “Unaudited Pro Forma Condensed Consolidated Financial Statements,” “Selected Consolidated Financial and Other Data,” “Use of Proceeds,” “Capitalization,” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations.”

Summary Financial Data

							Pro Forma
							as of and
							for the
							Twelve
	Historical						Months
	Year				Nine Months		Ended
	Ended December 31,				Ended September 30,		Sept. 30,
	2003	2004	2005	2006	2006	2007	2007
	(Dollars in millions)

Statement of Operations Data:
Net sales	$2,268	$2,529	$2,645	$2,795	$2,098	$2,574	$3,618
Cost of sales	2,191	2,336	2,341	2,435	1,805	2,187	3,073

Gross profit	77	193	304	360	293	387	545
Marketing, administrative and technological expenses	332	273	266	272	199	212	315
Amortization expense	1	1	1	1	1	1	42
Impairment of intangible assets	3	—	—	—	—	—	—

Operating income (loss)	(259)	(81)	37	87	93	174	188
Equity earnings (loss) from affiliates	(133)	(26)	96	38	28	12	—
Interest expense	(115)	(108)	(79)	(100)	(76)	(93)	(170)
Other income, net	11	—	8	16	12	32	37
Loss on debt modification	—	(15)	—	(8)	(8)	(7)	—
Reorganization Items	(1)	(73)	(49)	(71)	(51)	(185)	—

Income (Loss) from Continuing Operations Before Income Tax Expense (Benefit)	(497)	(303)	13	(38)	(2)	(67)	55
Income tax expense (benefit)	396	(7)	10	18	10	25	42

Income (Loss) from Continuing Operations	(893)	(296)	3	(56)	(12)	(92)	13
Income (Loss) from Discontinued Operations, net of tax	(77)	(24)	8	58	59	29	28
Cumulative Effect of Change in Accounting Principle, net of tax	(5)	—	(3)	—	—	—	—

Net income (loss)	$(975)	$(320)	$8	$2	$47	$(63)	$41

Balance Sheet (Continuing Operations)
Cash and cash equivalents(2)	$159	$115	$107	$150	$154	$220	$31
Working capital(1)	244	165	191	220	277	449	724
Property and equipment, net	854	790	760	784	770	1,026	1,446
Total assets	2,313	1,958	1,884	2,017	2,065	2,629	4,585
Total debt(2)	655	585	547	860	853	1,328	1,620
Liabilities subject to compromise	2,221	2,187	2,176	1,849	1,949	1,844	—
Total shareholder’s equity	(1,100)	(1,423)	(1,433)	(1,405)	(1,410)	(1,449)	1,194
Cash Flow Data (Continuing Operations):
Net cash provided by (used for):
Operating activities
Pension plan liabilities	$(46)	$20	$56	$(196)	$(153)	$(89)
Other postretirement benefit liabilities	(31)	(83)	(48)	(102)	(45)	(27)
Reorganization items	—	(44)	(65)	(65)	(46)	(58)
Other operating activities	26	132	18	176	30	104

Total operating activities	(51)	25	(39)	(187)	(214)	(70)
Investing activities	(128)	(86)	6	(116)	(85)	(201)
Financing activities	(155)	12	16	275	275	283

							Pro Forma
							as of and
							for the
							Twelve
	Historical						Months
	Year				Nine Months		Ended
	Ended December 31,				Ended September 30,		Sept. 30,
	2003	2004	2005	2006	2006	2007	2007
	(Dollars in millions)

Segment Data
Performance Products Sales	$876	$941	$1,003	$1,064	$802	$1,151	$1,760
Integrated Nylon Sales	1,392	1,588	1,642	1,731	1,296	1,423	1,858

Total sales	$2,268	$2,529	$2,645	$2,795	$2,098	$2,574	$3,618

Performance Products Adjusted EBITDA(3)	136	132	168	182	155	215	334
Integrated Nylon Adjusted EBITDA(4)	55	61	85	66	50	82	113
Unallocated costs
Corporate expenses	(54)	(48)	(46)	(47)	(34)	(37)	(47)
LIFO adjustments	(17)	(45)	(39)	(3)	1	(20)	(24)
Other income (expense), net	2	(1)	—	7	6	6	7

	(69)	(94)	(85)	(43)	(27)	(51)	(64)

Adjusted EBITDA(5)	$122	$99	$168	$205	$178	$246	$383

Other Financial Data:
EBITDA(5)	$(339)	$(101)	$206	$229	$215	$139	$424
Cash interest expense(6)	95	81	79	97	85	96	157
Capital expenditures	70	49	75	105	74	103	158
Ratio of Total Debt to Adjusted EBITDA(6)							4.23	x
Ratio of Adjusted EBITDA to cash interest expense(6)							2.44	x

(1)	Working capital is defined as current assets (excluding cash and cash equivalents), less current liabilities (excluding short-term borrowings).

(2)	Total debt excludes $625 million as of December 31, 2003 and September 30, 2007 and $668 million as of December 31, 2004, 2005 and 2006 and September 30, 2006 of debt classified as subject to compromise in accordance with SOP 90-7. The summary financial data table assumes emergence as of September 30, 2007, which results in $31 million of cash and cash equivalents, $1,620 million of total debt, with no amounts outstanding on the revolver. The Company believes that $20 million of cash and cash equivalents is necessary to facilitate day to day operations. In contrast, the unaudited pro forma condensed consolidated financial statements presented herein includes $94 million of cash and cash equivalents, $1,671 million of total debt and expected revolver borrowings of $63 million at the time of emergence. The actual amount of revolver borrowing may differ depending on the timing of certain cash activity, including working capital, capital expenditures and emergence related cash flows.

(3)	The following table reconciles Performance Products Segment Profit to Segment EBITDA and Segment Adjusted EBITDA for the periods presented. Certain expenses and other items that are managed outside of the segment or cannot be directly attributable to the segment are excluded. These unallocated items consist primarily of corporate expenses, adjustments to the LIFO valuation reserve, certain equity earnings from affiliates, other income and expense items, reorganization items, gains and losses from asset dispositions and restructuring charges that are not directly attributable to the operating segment. There were no inter-segment sales in the periods presented below.

							Pro Forma
							for the
							Twelve
	Historical						Months
	Year				Nine Months		Ended
	Ended December 31,				Ended September 30,		Sept. 30,
	2003	2004	2005	2006	2006	2007	2007
	(Dollars in millions)

Performance Products Segment Profit	$61	$74	$126	$130	$115	$173	$239
Depreciation and Amortization	39	36	36	41	31	37	67

Performance Products EBITDA	$100	$110	$162	$171	$146	$210	$306

Adjustments to EBITDA:
Non-cash stock compensation expense	$—	$—	$—	$—	$—	$—	$4
Equity earnings from affiliates	(1)	(1)	(2)	(1)	—	—	—
Reorganization items(a)	—	1	7	8	7	—	—
Tort litigation matters(b)	—	—	—	—	—	—	2
Restructuring charges(c)	34	18	1	4	2	2	10
Asset write-down and impairment charges(d)	3	—	—	—	—	—	6
Other non-recurring charges(e)	—	4	—	—	—	3	6

Performance Products Adjusted EBITDA	$136	$132	$168	$182	$155	$215	$334

(a)	Reorganization items include items realized or incurred by Solutia due to the reorganization process under Chapter 11 of the U.S. Bankruptcy Code. Reorganization items include adjustments to record certain prepetition claims at estimated amounts of the allowed claims, professional fees for services provided by debtor and creditor professionals directly related to the reorganization proceedings, and other reorganization charges primarily involving costs incurred with the shut-down of certain non-strategic businesses.

(b)	Settlement of Flexsys antitrust litigation prior to the May 1, 2007 acquisition.

(c)	Restructuring costs related principally to the closure of certain non-strategic operations including costs for decommissioning and dismantling activities, asset impairments, future costs for non-cancelable operating leases and severance and retraining costs.

(d)	In 2003, write-down of non-deductible goodwill in accordance with SFAS No. 142 for Axio Research Corporation within the Performance Products segment. In 2007, impairment of fixed assets charged to Flexsys operations prior to the May 1, 2007 acquisition.

(e)	In 2004, the Company incurred losses directly related to the hurricanes experienced in the U.S. resulting in the disruption of operations and property damage at Solutia’s Performance Products location in Martinsville, Virginia. These costs included primarily asset write-offs, repairs and maintenance costs. Also in 2004, loss on the sale of the assets of Axio Research Corporation. In 2007, charge resulting from the step-up in basis of Flexsys’ inventory in accordance with purchase accounting and tolling charges on manufacturing operations incurred by Flexsys prior to the acquisition of Kashima manufacturing facilities on May 1, 2007.

(4)	The following table reconciles Integrated Nylon Segment Profit (Loss) to Segment EBITDA and Segment Adjusted EBITDA for the periods presented. Certain expenses and other items that are managed outside or cannot be directly attributable to the segment are excluded. These unallocated items consist primarily of corporate expenses, adjustments to the LIFO valuation reserve, certain equity earnings from affiliates, other income and expense items, reorganization items, gains and losses from asset dispositions and restructuring charges that are not directly attributable to the operating segment. There were no inter-segment sales in the periods presented below.

							Pro Forma
							for the
	Historical						Twelve
					Nine Months		Months
	Year				Ended		Ended
	Ended December 31,				September 30,		Sept. 30,
	2003	2004	2005	2006	2006	2007	2007
	(Dollars in millions)

Integrated Nylon Segment Profit (Loss)	$(30)	$(21)	$(5)	$(3)	$(2)	$71	$83
Depreciation and Amortization	80	76	69	63	48	43	58

Integrated Nylon EBITDA	$50	$55	$64	$60	$46	$114	$141

Adjustments to EBITDA:
Non-cash stock compensation expense	$—	$—	$—	$—	$—	$—	$2
Reorganization items(a)	—	1	21	6	4	—	2
Deferred revenue recognition(b)	—	—	—	—	—	(22)	(22)
Restructuring charges(c)	5	—	—	—	—	—	—
Other non-recurring charges(d)	—	5	—	—	—	(10)	(10)

Integrated Nylon Adjusted EBITDA	$55	$61	$85	$66	$50	$82	$113

(a)	Reorganization items include items realized or incurred by Solutia due to the reorganization process under Chapter 11 of the U.S. Bankruptcy Code. Reorganization items include adjustments to record certain prepetition claims at estimated amounts of the allowed claims, professional fees for services provided by debtor and creditor professionals directly related to the reorganization proceedings, and other reorganization charges primarily involving costs incurred with the shut-down of certain non-strategic businesses.

(b)	Revenue resulting from a contract termination by a customer which resulted in the immediate recognition of deferred revenue.

(c)	Restructuring costs related principally to the closure of certain non-strategic operations including costs for decommissioning and dismantling activities, asset impairments, future costs for non-cancelable operating leases and severance and retraining costs.

(d)	In 2004, the Company incurred losses directly related to the hurricanes experienced in the U.S. resulting in the disruption of operations and property damage at Solutia’s operations in the Integrated Nylon chain located principally in the Southeastern part of the U.S. These costs included primarily asset write-offs, repairs and maintenance costs. In 2007, the Company recorded a $10 million gain resulting from the sale of land at manufacturing facilities in Alvin, Texas; and Pensacola, Florida.

(5)	We present EBITDA and Adjusted EBITDA because we believe these measures provide investors with important additional information to evaluate our operating performance. We believe EBITDA and Adjusted EBITDA are useful to investors because these measures are frequently used by securities analysts, investors and other interested persons in evaluating operating performance in comparison to other companies in our industry. These measures are also frequently provided for in indentures and credit agreements and similar measures will be used in the covenants in the indentures governing the notes and our senior secured credit facility. EBITDA and Adjusted EBITDA, however, are not measures of financial performance under GAAP and should not be considered alternatives to, or more meaningful than, net income as a measure of operating performance or to cash flows from operating, investing or financing activities as measures of liquidity. Since EBITDA and Adjusted EBITDA are not measures determined in accordance with GAAP and thus are susceptible to varying interpretations and calculations, EBITDA and Adjusted EBITDA may not be comparable to similarly titled measures used by other companies. EBITDA and Adjusted EBITDA have limitations as analytical tools, and you should not consider them in isolation from, or as a substitute for analysis of, our financial information prepared in accordance with GAAP.

Some of these limitations are: (a) they do not reflect cash outlays for capital expenditures or future contractual commitments; (b) they do not reflect changes in, or cash requirements for, working capital; (c) they do not reflect interest expense or the cash requirements necessary to service interest, or principal payments, on indebtedness; (d) they do not reflect income tax expense or the cash necessary to pay income taxes; (e) they do not reflect available liquidity to our company; and (f) other companies, including companies in our industry, may not use such measures or may calculate such measures differently than as presented in this offering memorandum, limiting their usefulness as comparative measures. The following table reconciles net income to EBITDA and Adjusted EBITDA for the periods presented:

							Pro forma
							for the
	Historical						Twelve
					Nine		Months
	Year				Months Ended		Ended
	Ended December 31,				September 30,		Sept. 30,
	2003	2004	2005	2006	2006	2007	2007
	(In millions of dollars)

Net income (loss)	$(975)	$(320)	$8	$2	$47	$(63)	$41
Interest expense, net	115	108	79	100	76	93	170
Income taxes	396	(7)	10	18	10	25	42
Depreciation and amortization	125	118	109	109	82	84	171

EBITDA	$(339)	$(101)	$206	$229	$215	$139	$424

Adjustments to EBITDA:
(Income) Loss from Discontinued Operations, net of tax	$77	$24	$(8)	$(58)	$(59)	$(29)	$(28)
Cumulative Effect of Change in Accounting Principle, net of tax	5	—	3	—	—	—	—
Reorganization items(a)	1	73	49	71	51	185	—
Non-cash stock compensation expense	—	—	—	—	—	—	12
Equity loss (earnings) from affiliates	133	26	(96)	(38)	(28)	(12)	—
Deferred revenue recognition(b)	—	—	—	—	—	(22)	(22)
Tort litigation matters(c)	99	—	—	(20)	(20)	(21)	(19)
Environmental charges(d)	47	—	—	9	9	—	—
Restructuring charges(e)	43	18	1	4	2	6	14
Pension and OPEB curtailments and settlements(f)	35	35	13	—	—	—	—
Loss on debt modification(g) -	—	15	—	8	8	7	—
Asset write-down and impairment charges(h)	3	—	—	—	—	—	6
Other non-recurring charges(i)	18	9	—	—	—	(7)	(4)

Adjusted EBITDA	$122	$99	$168	$205	$178	$246	$383

(a)	Reorganization items include items realized or incurred by Solutia due to the reorganization process under Chapter 11 of the U.S. Bankruptcy Code. Reorganization items include adjustments to record certain prepetition claims at estimated amounts of the allowed claims, professional fees for services provided by debtor and creditor professionals directly related to the reorganization proceedings, and other reorganization charges primarily involving costs incurred with the shut-down of certain non-strategic businesses.

(b)	Revenue resulting from a contract termination by a customer which resulted in the immediate recognition of deferred revenue.

(c)	In 2003, charge related to Solutia’s share of the Anniston litigation settlement and to increase certain other litigation accruals. In 2006, represents the reversal of a litigation reserve with respect to a matter that was decided favorably. In 2007, the net settlement gain resulting from FMC litigation in the second quarter (gain of $21 million) and settlement of Flexsys antitrust litigation prior to the May 1, 2007 acquisition (loss of $2 million).

(d)	In 2003, one-time environmental charges related to Anniston, Alabama consent decree and the closure of the Nitro, West Virginia facility. In 2006, an environmental charge precipitated by the notification by a third-party of its intent to terminate a tolling agreement at one of Solutia’s facilities outside the U.S. that will likely result in the cessation of operations at the site.

(e)	In 2007, charge resulting from the termination of a third-party agreement at one of Solutia’s facilities. For 2003 through 2007, costs relating principally to the closure of certain non-strategic operations, including costs for decommissioning and dismantling activities, asset impairments, future costs for non-cancelable operating leases and severance and retraining costs. In 2007, costs relating principally to the closure of certain non-strategic operations and other headcount reductions at Flexsys prior to the May 1, 2007 acquisition.

(f)	Net pension and other postretirement benefit plan curtailments and settlements.

(g)	In 2004, loss due to the modification of Solutia’s Euronotes in January. In 2006 and 2007, write-off of debt issuance costs and to record the DIP facility as modified at its fair value in March 2006 and January 2007.

(h)	In 2003, write-down of non-deductible goodwill in accordance with SFAS No. 142 for Axio Research Corporation within the Performance Products segment. In 2007, impairment of fixed assets charged to Flexsys operations prior to the May 1, 2007 acquisition.

(i)	In 2003, prior to the filing for bankruptcy in December, the Company incurred significant professional services expense related to the attempted out-of-court restructuring initiative. These expenses were not allowed to be classified as reorganization items as they were incurred prior to filing for bankruptcy. Also in 2003, recovery of certain receivables, established prior to 1997, which had previously been written off. In 2004, the Company incurred losses directly related to the hurricanes experienced in the U.S. resulting in the disruption of operations and property damage at Solutia’s operations in the Integrated Nylon chain located principally in the Southeastern part of the U.S., and the Performance Products location in Martinsville, Virginia. These costs included primarily asset write-offs and repairs and maintenance costs. Also in 2004, loss on the sale of the assets of Axio Research Corporation. In 2007, charge resulting from the step-up in basis of Flexsys’ inventory in accordance with purchase accounting and tolling charges on manufacturing operations incurred by Flexsys prior to the acquisition of Kashima manufacturing facilities on May 1, 2007, which were offset by a $10 million gain resulting from the sale of land at manufacturing facilities in Alvin, Texas; and Pensacola, Florida.

(6)	The summary financial data table assumes emergence as of September 30, 2007, which results in $31 million of cash and cash equivalents, $1,620 million of total debt, with no amounts outstanding on the revolver. The unaudited pro forma condensed consolidated financial statements presented herein includes $94 million of cash and cash equivalents, $1,671 million of total debt, inclusive of expected revolver borrowings of $63 million at the time of emergence. As a result, the pro forma cash interest expense for the twelve months ended September 30, 2007 in the summary financial data table is estimated at $157 million, which is less than the cash interest expense of $161 million assumed in the unaudited pro forma condensed consolidated financial statements.

UNAUDITED PRO FORMA CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

The following unaudited pro forma condensed and combined financial information sets forth selected historical financial information for Solutia and its consolidated subsidiaries. On May 1, 2007, Solutia purchased the remaining 50 percent interest in the Flexsys joint venture, formerly a 50/50 rubber chemicals joint venture between Akzo Nobel and Solutia. The data provided for the year ended December 31, 2006 and the nine months ended and twelve months ended September 30, 2007 include the financial results of Flexsys prior to Solutia’s acquisition of the remaining 50 percent interest from Akzo Nobel on May 1, 2007. The Solutia historical data provided for the year ended December 31, 2006 and as of and for the nine months and twelve months ended September 30, 2007 are derived from Solutia’s audited and unaudited consolidated financial statements either incorporated by reference or included elsewhere in this offering memorandum. The Flexsys historical data provided for the year ended December 31, 2006 are derived from Flexsys’ audited consolidated financial statements incorporated by reference elsewhere in this offering memorandum. The Flexsys historical data incorporated into the unaudited pro forma condensed combined statement of operations for the nine months ended and twelve months ended September 30, 2007 include the historical financial results of Flexsys prior to the Flexsys acquisition and represent the unaudited condensed combined statement of operations for the four months ended and seven months ended April 30, 2007. The unaudited consolidated financial statements have been prepared on a similar basis to that used in the preparation of Solutia’s and Flexsys’ audited financial statements. Collectively, we refer to this information as the “Pro Forma Financial Information.”

The Pro Forma Financial Information is provided for informational purposes only. Results as of and for the nine months ended and twelve months ended September 30, 2007 are not necessarily indicative of results to be expected for the year ending December 31, 2007, and historical results are not indicative of future performance. These tables should be read in conjunction with “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” and the consolidated financial statements and related notes either incorporated by reference or included elsewhere in this offering memorandum. In addition, the combined historical financial statements of Solutia and Flexsys will not be comparable to the financial statements of Solutia following emergence from bankruptcy due to the effects of the consummation of the Plan of Reorganization as well as adjustments for fresh-start accounting.

The following Pro Forma Financial Information gives effect to fresh-start adjustments and reorganization entries as if the acquisition of Flexsys, the effective date of the Plan of Reorganization and the resulting transactions had occurred on January 1, 2006 for the periods presented for the pro forma condensed combined statements of operations and on the date of the pro forma condensed consolidated statement of financial position. Each of these adjustments is described more fully below and within the notes of the Pro Forma Financial Information. The Pro Forma Financial Information is based upon currently available information and assumptions that we believe are reasonable.

Reorganization Adjustments

The reorganization adjustments reflect the implementation of the Plan of Reorganization, including the satisfaction of allowed administrative, secured and general unsecured claims, the reallocation of legacy liabilities relating to litigation, environmental remediation, and certain post-retirement benefits, the elimination of Chapter 11-related reorganization items and the raising of new equity capital through the Creditor Rights Offering upon emergence from Chapter 11. These adjustments give effect to the rights to purchase new common stock and to distribution to holders of certain classes of claims, cash, Solutia new common stock and/or warrants. The gains resulting from the cancellation of indebtedness pursuant to the Plan of Reorganization have not been reflected in our reorganization adjustments for any period presented in the pro forma condensed combined statements of operations, as these gains will not continue on an ongoing basis.

For the distributions under our Plan of Reorganization to occur, Solutia expects to have exit financing facilities of up to $2.0 billion, a Creditor Rights Offering of up to $250 million and an Equity Rights Offering of up to $175 million. The proceeds from such borrowings and offerings will be used to make the distributions under the Plan of Reorganization and for ongoing business purposes and are reflected as such in the reorganization adjustments in our Pro Forma Financial Information. For additional information regarding the reorganization adjustments, see the notes provided in our Pro Forma Financial Information.

Fresh-Start Adjustments

The following Pro Forma Financial Information gives effect to fresh-start accounting adjustments, in accordance with Statement of Position 90-7 (“SOP 90-7”), Financial Reporting by Entities in Reorganization Under the Bankruptcy Code, pursuant to which our reorganization value, which represents the fair value of the entity before considering liabilities and approximates the amount a willing buyer would pay for the assets of the entity immediately after the reorganization, will be allocated to the fair value of assets in conformity with Statement of Financial Accounting Standards No. 141, Business Combinations (“SFAS No. 141”). The fresh-start adjustments are based on an estimated reorganized Solutia equity value of $1.2 billion. Under SOP 90-7, reorganization value is generally allocated first to tangible assets and identifiable intangible assets, and lastly to excess reorganization value. The valuations used in this offering memorandum are made as of the effective date of the Plan of Reorganization and are preliminary in nature. Updates to these valuations are anticipated as the required asset appraisals, liability valuations and the resulting deferred tax liability from these valuations are completed. We anticipate such updates may reflect a significant difference from the valuations used to prepare the following Pro Forma Financial Information. As a result, it is possible that there may be significant adjustments in carrying values of certain assets and that such adjustments may be material. The differences between the actual valuations and the following Pro Forma Financial Information will be reflected in our future statements of financial position and may affect amounts, including depreciation and amortization expense, which we recognize in our statement of operations post-emergence. As such, the following Pro Forma Financial Information may not accurately represent the post-emergence financial condition or results from operation of the Company and any differences may be material.

Solutia will realize expenses in the first quarter post emergence related to certain asset write ups under fresh-start accounting that have been excluded from the pro forma adjustments. In particular, the Company expects cost of sales to increase approximately $72 million during the first inventory turn post emergence. As these expenses will not continue on an ongoing basis, the Company has not reflected them in the fresh-start adjustment amounts for any period presented.

For additional information regarding the reorganization adjustments, see the notes provided in our Pro Forma Financial Information.

Pro Forma Condensed Consolidated Statement of Financial Position
As of September 30, 2007
(Dollars in millions)
(Unaudited)

	Historical	Reorganization		Fresh Start		Pro Forma
	Solutia	Adjustments		Adjustments		Consolidated

Current Assets:
Cash and cash equivalents	$220	$(126	)(a)	$—		$94
Trade receivables, net	442	—		—		442
Miscellaneous receivables	133	—		—		133
Inventories	417	—		301	(j)	718
Prepaid expenses and other assets	56	—		—		56
Assets of discontinued operations	9	—		—		9

Total Current Assets	1,277	(126)		301		1,452
Property, Plant and Equipment, net	1,026	—		420	(k)	1,446
Investments in Affiliates	1	—		—		1
Goodwill	144	—		385	(l)	529
Identified Intangible Assets, net	53	—		903	(l)	956
Other Assets	137	73	(b)	—	(m)	210

Total Assets	$2,638	$(53)		$2,009		$4,594

Current Liabilities:
Accounts payable	$305	$—		$—		$305
Accrued liabilities	294	26	(c)	—		320
Short-term debt	963	(899	)(a)(d)	—		64
Liabilities of discontinued operations	8	—		—		8

Total Current Liabilities	1,570	(873)		—		697
Long-Term Debt	365	1,242	(a)(d)	—		1,607
Other Liabilities	308	574	(e)	214	(m)	1,096
Liabilities Subject to Compromise	1,844	(1,844	)(f)	—		—
Shareholders’ Equity (Deficit):
Common stock	1	1	(g)	(1	)(n)	1
Additional contributed capital	56	1,193	(g)	(56	)(n)	1,193
Treasury stock, at cost	(251)	—		251	(n)	—
Net deficiency of assets at spinoff	(113)	—		113	(n)	—
Accumulated other comprehensive loss	(45)	119	(h)	(74	)(n)	—
Retained earnings (Accumulated deficit)	(1,097)	(465	)(i)(m)	1,562	(o)	—

Total Shareholders’ Equity (Deficit)	(1,449)	848		1,795		1,194

Total Liabilities and Shareholders’ Equity (Deficit)	$2,638	$(53)		$2,009		$4,594

See notes to unaudited pro forma condensed consolidated statement of financial position

Pro Forma Condensed Combined Statement of Operations
For the Year Ended December 31, 2006
(Dollars in millions)
(Unaudited)

	Historical	Historical	Reorganization		Fresh Start		Pro Forma
	Solutia	Flexsys	Adjustments		Adjustments		Consolidated

Net Sales	$2,795	$606	$—		$—		$3,401
Cost of goods sold	2,435	456	(17	)(p)(q)	(6	)(k)(v)	2,868

Gross Profit	360	150	17		6		533
Total marketing, administrative, and technological expenses	272	58	1	(p)(q)	(3	)(k)(v)	328
Amortization expense	1	—	—		40	(l)	41

Operating Income	87	92	16		(31)		164
Equity earnings from affiliates	38	—	(37	)(r)	—		1
Interest expense	(100)	(5)	(61	)(s)	—		(166)
Other income (loss), net	16	(1)	—		—		15
Loss on debt modification	(8)	—	8	(t)	—		—
Reorganization items, net	(71)	—	71	(u)	—		—

Income (Loss) From Continuing Operations Before Income Tax Expense	(38)	86	(3)		(31)		14
Income tax expense	18	20	—	(w)	(7	)(w)	31

Income (Loss) From Continuing Operations	$(56)	$66	$(3)		$(24)		$(17)

See notes to unaudited pro forma condensed combined statement of operations

Pro Forma Condensed Combined Statement of Operations
For the Nine Months Ended September 30, 2007
(Dollars in millions)
(Unaudited)

	Historical	Historical	Reorganization		Fresh Start		Pro Forma
	Solutia	Flexsys	Adjustments		Adjustments		Consolidated

Net Sales	$2,574	$207	$—		$—		$2,781
Cost of goods sold	2,187	158	(9	)(p)(q)	(1	)(k)(v)	2,335

Gross Profit	387	49	9		1		446
Total marketing, administrative, and technological expenses	212	15	2	(p)(q)	(1	)(k)(v)	228
Amortization expense	1	—	—		30	(l)	31

Operating Income	174	34	7		(28)		187
Equity earnings from affiliates	12	—	(12	)(r)	—		—
Interest expense	(93)	(1)	(34	)(s)	—		(128)
Other income (loss), net	32	(2)	—		—		30
Loss on debt modification	(7)	—	7	(t)	—		—
Reorganization items, net	(185)	—	185	(u)	—		—

Income (Loss) From Continuing Operations Before Income Tax Expense	(67)	31	153		(28)		89
Income tax expense	25	5	17	(w)	(9	)(w)	38

Income (Loss) From Continuing Operations	$(92)	$26	$136		$(19)		$51

See notes to unaudited pro forma condensed combined statement of operations

Pro Forma Condensed Combined Statement of Operations
For the Twelve Months Ended September 30, 2007
(Dollars in millions)
(Unaudited)

	Historical	Historical	Reorganization		Fresh Start		Pro Forma
	Solutia	Flexsys	Adjustments		Adjustments		Consolidated

Net Sales	$3,271	$347	$—		$—		$3,618
Cost of goods sold	2,817	272	(13	)(p)(q)	(3	)(k)(v)	3,073

Gross Profit	454	75	13		3		545
Total marketing, administrative, and technological expenses	284	30	2	(p)(q)	(1	)(k)(v)	315
Amortization expense	2	—	—		40	(l)	42

Operating Income	168	45	11		(36)		188
Equity earnings from affiliates	21	—	(21	)(r)	—		—
Interest expense	(117)	(4)	(49	)(s)	—		(170)
Other income (loss), net	37	—	—		—		37
Loss on debt modification	(7)	—	7	(t)	—		—
Reorganization items, net	(205)	—	205	(u)	—		—

Income (Loss) From Continuing Operations Before Income Tax Expense	(103)	41	153		(36)		55
Income tax expense	33	3	17	(w)	(11	)(w)	42

Income (Loss) From Continuing Operations	$(136)	$38	$136		$(25)		$13

See notes to unaudited pro forma condensed combined statement of operations

Notes to the unaudited pro forma condensed consolidated statement of financial position and condensed combined statements of operations
(dollars in millions)

(a)	The Company’s cash and cash equivalents reflect the net use of $126 million to implement the Plan of Reorganization, summarized as follows:

Cash Inflows
Exit financing package	$1,663
Creditor Rights Offering	250
Equity Rights Offering	175

Total cash inflows	2,088
Cash Outflows
Existing debt facilities not subject to compromise	1,308
11.25% notes due 2009 (subject to compromise)	209
Settlement of liabilities subject to compromise and other emergence related liabilities	138
Distribution of proceeds to Monsanto from Equity Rights Offering	175
VEBA Retiree Trust funding	175
SFC LLC	75
Pension funding	73
Estimated debt issuance costs and debt discount	61

Total cash outflows	2,214

Total net cash outflow	$(126)

(b)	Represents 1) the establishment of SFC LLC, a special purpose, tax-efficient, bankruptcy remote limited liability company subsidiary, funded with $75 million in proceeds from the Creditor Rights Offering, immediately reduced by a $25 million administrative claim paid to Monsanto to partially reimburse Monsanto for environmental expenses incurred during the Solutia bankruptcy; 2) debt issuance costs of $49 million related to the exit financing package; 3) the write-off of $14 million of insurance receivables associated with litigation liabilities which are not being retained by Solutia; and 4) the write-off of $12 million of debt issuance costs related to Solutia Europe S.A./N.V.’s Euro 200 million facility agreement and Flexsys’ debt facility which will be fully paid upon emergence from bankruptcy.

(c)	Represents the re-classification of retained accrued expenses previously classified as Liabilities Subject to Compromise of $28 million and accruals for emergence related liabilities to be paid after emergence from bankruptcy of $12 million. The liabilities retained by Solutia are environmental, litigation and workers’ compensation liabilities and the amount represents expected payments during the next twelve months. See Note (e) for further discussion on liabilities retained by Solutia. In addition, accrued liabilities will be reduced by the payment of $12 million in accrued interest on existing debt facilities and $2 million in Chapter 11-related accrued expenses.

Notes to the unaudited pro forma condensed consolidated statement of financial position and condensed combined statements of operations — (Continued)

(d)	Represents the net effect of refinancing all debt at emergence, except for the Maryville Note on Solutia’s corporate headquarters building of $20 million. Debt upon emergence is expected to be comprised as follows:

		Expected to be
	Available Facility	Drawn at Emergence

Exit Financing:
Senior secured asset-based revolving credit facility	$400	$63
Senior secured term loan facility	$1,200	1,200
Senior unsecured notes offered hereby	$400	400
Less: Debt discount		(12)

		1,651
Maryville Note		20

Total debt		1,671
Less short-term debt and current maturities of long-term debt		(64)

Total long-term debt		$1,607

(e)	In accordance with the Plan of Reorganization, Solutia will retain liabilities related to the domestic qualified pension plan liabilities, domestic other postretirement benefits liabilities, and certain environmental and litigation liabilities. A summary of the increase to Other Liabilities as a result of retaining these liabilities is as follows:

Value

Domestic qualified pension plan(1)	$143
Domestic other postretirement benefits(2)	124
Environmental(3)	295
Litigation	31

Total	593
Less current portion of environmental and litigation liabilities	(19)

$574

(1)	The domestic qualified pension plan liability of $143 million represents the liability balance at September 30, 2007 of $216 million reduced by the expected funding by the Company at emergence of $73 million.

(2)	The domestic other postretirement benefits liability of $124 million represents the liability balance at September 30, 2007 of $449 million reduced principally by the reduction in accumulated postretirement benefit obligation related to plan amendments effective at emergence of $119 million and expected funding at emergence from the Creditor Rights Offering and the retirees’ allowed unsecured claim of $175 million and $24 million, respectively.

(3)	The environmental liability increase of $295 million represents the subject to compromise liability balance at September 30, 2007 retained of $59 million plus the environmental liability of the Company associated with remediation of site areas to be shared with Monsanto, as per the terms of the settlement agreement with Monsanto (the “Monsanto Settlement Agreement”), estimated at $236 million.

(f)	Represents the elimination of Liabilities Subject to Compromise through reclassification of retained liabilities discussed in Notes (c) and (e) and settlement of allowed secured and unsecured claims through cash and stock settlements at emergence.

Notes to the unaudited pro forma condensed consolidated statement of financial position and condensed combined statements of operations — (Continued)

(g)	At emergence, 59.75 million shares of reorganized Solutia common stock and warrants to purchase 4.48 million shares of common stock will be issued with an estimated value of $1,200 million, less approximately $6 million of fees.

(h)	Represents the reduction in the domestic other postretirement benefits accumulated postretirement benefit obligation related to plan amendments effective at emergence of $119 million.

(i)	Represents the net effect of the settlement of liabilities subject to compromise in accordance with the Plan of Reorganization.

(j)	In accordance with SOP 90-7, inventory is recorded at fair value. In adjusting inventory to fair value, for book purposes, the Company has eliminated its LIFO reserve of $229 million in addition to adjusting remaining inventories to their fair value. Because of this adjustment, the Company expects cost of sales to increase approximately $72 million during the first inventory turn post emergence. This cost has been excluded from the pro forma condensed combined statement of operations because this amount will not continue.

(k)	In accordance with SOP 90-7, property, plant and equipment are recorded at fair value. In adjusting property, plant and equipment to fair value in accordance with SOP 90-7, the Company estimates net property, plant and equipment will be increased approximately $420 million. The Company currently estimates there will be no increase in pre-emergence depreciation expense as the increase relates primarily to buildings and manufacturing equipment, where asset lives will be extended to reflect projected remaining useful lives, and, to a lesser extent, land, which is not subject to depreciation. The estimated weighted average remaining useful lives on these asset classes range from 8 years to 16 years.

(l)	In accordance with SOP 90-7, existing goodwill is eliminated and excess reorganization value is recorded for amounts in excess of value allocable to identifiable assets. In adjusting the balance sheet accounts to fair value in accordance with SOP 90-7, the Company estimates an increase in value of identified intangible assets of $903 million. The identified intangible assets include customer relationships, trademarks, tradenames, technology, and patents. Some of the identified intangible assets are expected to have indefinite lives. For all others, the estimated average remaining useful lives on these identified intangible assets range from 10 years to 21 years. The adjustment to identified intangible assets will result in an increase in annual amortization expense of approximately $40 million. The amortization expense recorded for the nine months ended September 30, 2007 represents three quarters of the estimated annual expense. For every $25 million change in the value of identified intangible assets at emergence, annual amortization expense fluctuates an estimated $1 million.

(m)	Represents deferred tax assets and liabilities recorded for future tax effects of the adjustments related to emergence from Chapter 11:

(1)	Reorganization Adjustments — As a result of emerging from Chapter 11, Solutia will adjust its balance sheet for certain adjustments related to the reorganization. These adjustments are attributable to the U.S. Since Solutia has significant U.S. Net Operating Losses and a full valuation allowance against the deferred tax assets related to these losses, the reorganization adjustments will be taxed at a zero tax rate. Therefore, no tax effects will be recorded for these adjustments on the balance sheet.

(2)	Fresh Start Adjustments — In accordance with SOP 90-7, certain assets of Solutia are recorded at fair value as part of the reorganization. The deferred tax assets or liabilities related to the fresh-start adjustments have been recorded at the statutory tax rate of the various tax jurisdictions of the entities to which the adjustments are attributable.

(n)	Represents the elimination of Solutia’s equity balances in accordance with SOP 90-7.

(o)	Represents the amount to eliminate Solutia’s accumulated deficit at emergence in accordance with SOP 90-7.

(p)	Represents pro forma adjustments related to Solutia’s postretirement benefits expense resulting from increased pension and other postretirement benefits plan assets and reduction in other postretirement

Notes to the unaudited pro forma condensed consolidated statement of financial position and condensed combined statements of operations — (Continued)

benefits accumulated postretirement benefit obligation. Solutia’s debt level reflects the significant pension contributions made during the year ended December 31, 2006 and the nine months ended September 30, 2007 and to be contributed at emergence. Additionally, in accordance with the Plan of Reorganization, funds will be contributed to a VEBA Retiree Trust from the Creditor Rights Offering and the retirees’ allowed unsecured claim. If those contributions were made as of January 1, 2006, the pro forma expected return on pension and other postretirement benefits plan assets is expected to have increased as presented below. The increase was determined using an expected return on pension and other postretirement benefits plan assets of 8.75% and 4.50%, respectively. In addition, the pro forma postretirement benefits expense decreased due to plan amendments implemented in 2006 and in accordance with the plan at emergence totaling $159 million. The pro forma effect for the year ended December 31, 2006 and the nine months ended and twelve months ended September 30, 2007 are as follows:

	Year Ended	Nine Months Ended	Twelve Months Ended
	December 31, 2006	September 30, 2007	September 30, 2007

Increase in expected return on pension plan assets	$11	$7	$11
Increase in expected return on other postretirement benefits plan assets	8	4	5
Decrease in other postretirement benefits interest cost	9	5	7

Total	$28	$16	$23

Reduction in postretirement benefits expense is allocated between cost of goods sold and marketing, administrative, and technological expenses based on historical classification.

(q)	In accordance with the Plan of Reorganization, Solutia will issue stock options to purchase 3.0 million shares and 1.2 million shares of restricted stock. The pro forma compensation expense recognized in the year ended December 31, 2006 and the nine months ended and twelve months ended September 30, 2007 related to these share-based payment plans is $12 million, $9 million and $12 million, respectively. Stock compensation expense is allocated between cost of goods sold and marketing, administrative, and technological expenses based on management’s best estimate.

(r)	Represents adjustment to eliminate equity income recognized by Solutia related to Flexsys prior to Flexsys becoming a 100% owned subsidiary of Solutia on May 1, 2007.

(s)	The table below sets forth adjustments to interest expense resulting from the extinguishment of debt and issuance of new debt:

	Year Ended	Nine Months Ended	Twelve Months Ended
	December 31, 2006	September 30, 2007	September 30, 2007

Interest expense on pro forma borrowings:
Exit financing package(1)	$156	$120	$159
Maryville note(2)	1	1	1
Amortization of debt issuance costs and debt discount(3)	9	7	9

Total interest expense on pro forma borrowings	166	128	170
Less: historical Solutia and Flexsys interest expense	(105)	(94)	(121)

Total adjustment to interest expense	$61	$34	$49

(1)	Represents interest expense on the $1,663 million borrowed on the exit financing package. The debt consists of facilities with variable interest rates and fixed interest rates. Interest expense was calculated

Notes to the unaudited pro forma condensed consolidated statement of financial position and condensed combined statements of operations — (Continued)

using an average interest rate of 9.38% for the year ended December 31, 2006 and 9.62% for the nine months and twelve months ended September 30, 2007.

(2)	Represents interest expense on the $20 million Maryville Note related to Solutia’s corporate headquarters building. The interest expense was calculated using a fixed interest rate of 7.18% for the year ended December 31, 2006 and for the nine months and twelve months ended September 30, 2007.

(3)	Represents debt issuance costs and debt discount on the exit financing package of $61 million. The debt issuance costs and debt discount are amortized on a straight-line basis over a weighted average term of 7 years.

(t)	Represents the elimination of the loss on debt modification related to the DIP credit facility amendments in March 2006 and January 2007.

(u)	Represents the elimination of items of income, expense, gain, or loss that were realized or incurred by Solutia because it was in reorganization under Chapter 11 of the Bankruptcy Code.

(v)	Represents the elimination of the amortization of actuarial losses and prior service gains in postretirement benefits expense of $9 million, $2 million and $4 million for the year ended December 31, 2006 and the nine months ended and twelve months ended September 30, 2007, respectively. Reduction in postretirement benefits expense is allocated between cost of goods sold and marketing, administrative, and technological expenses based on historical classification.

(w)	Represents the adjustment to income tax expense resulting from the pro forma Reorganization and Fresh Start Adjustments. The adjustments are calculated as follows:

(1)	Reorganization Adjustments — As a result of emerging from Chapter 11, the Company will eliminate items of income, expense, gain or loss that were recognized or incurred by Solutia, which will require the appropriate tax expense or benefit to be recorded on these adjustments. No tax benefit was recognized by Historical Solutia for net operating losses incurred in the U.S. during 2006 and 2007. On a pro forma basis, these periods are treated as post Chapter 11 emergence periods. In the nine months ended September 30, 2007 post-emergence pro forma period, Solutia has positive pre-tax net income in the U.S. after giving effect to pro forma adjustments and tax expense is being provided at the 35% U.S. tax rate on the reorganization adjustments shown above. In the December 31, 2006 post-emergence period, Solutia has negative U.S. pre-tax net income after giving effect to pro forma adjustments and due to the U.S. loss position, tax expense is not being provided on the reorganization adjustments for this period. Therefore, in the twelve months ended September 30, 2007 post-emergence pro forma period, Solutia recognized the pro forma income tax adjustment related to the nine months ended September 30, 2007.

(2)	Fresh Start Adjustments — In accordance with SOP 90-7, certain assets of Solutia are recorded at fair value as part of the reorganization. In the September 30, 2007 post-emergence period, the income tax benefit of the fresh-start adjustments has been recorded at the statutory tax rate of the various tax jurisdictions to which the adjustments are attributable, including the U.S. at a 35% rate. In the December 31, 2006 post-emergence period, the income tax benefit of the fresh-start adjustments have been recorded at the statutory tax rate of the various tax jurisdictions to which the adjustments are attributable, except for the U.S. which has an overall net loss after giving effect to the adjustments and, therefore, the adjustments attributable to the U.S. are benefited at a zero percent rate. Therefore, in the twelve months ended September 30, 2007 post-emergence pro forma period, the pro forma income tax adjustment consists of (i) the fresh-start adjustments related to the three months ended December 31, 2006 benefited according to the year ended December 31, 2006 post-emergence period and (ii) the nine months ended September 30, 2007 pro forma income tax adjustments.